Exhibit 4.1

ROBBINS GELLER RUDMAN & DOWD LLP

JEFFREY D. LIGHT (159515)

DOUGLAS R. BRITTON (188769)

ROBERT R. HENSSLER JR. (216165)

LUCAS F. OLTS (234843)

ERIC I. NIEHAUS (239023)

655 West Broadway, Suite 1900

San Diego, CA 92101

Telephone: 619/231-1058

619/231-7423 (fax)

jeffl@rgrdlaw.com

dougb@rgrdlaw.com

bhenssler@rgrdlaw.com

lolts@rgrdlaw.com

ericn@rgrdlaw.com

Lead Counsel for Plaintiffs

[Additional counsel appear on signature page.]

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF CALIFORNIA

In re NOVATEL WIRELESS SECURITIES LITIGATION	) )	Lead Case No. 08-CV-01689-AJB(RBB)
)
	)	CLASS ACTION

This Document Relates To:	)	STIPULATION OF SETTLEMENT
ALL ACTIONS.	) )
)

This Stipulation of Settlement dated January 31, 2014 (the “Stipulation”), submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure, embodies a settlement (the “Settlement”) made and entered into by and among the following Settling Parties: (i) Plumbers & Pipefitters’ Local #562 Pension Fund and Western Pennsylvania Electrical Employees Pension Fund (collectively, “Lead Plaintiffs”), on behalf of themselves and each of the members of the Class, as defined in ¶¶1.3-1.4, infra, on the one hand, and (ii) Novatel Wireless, Inc. (“NWI” or the “Company”), Peter V. Leparulo, George B. Weinert, Robert M. Hadley, Slim S. Souissi, and Catherine F. Ratcliffe (the “Individual Defendants,” together with NWI, the “Defendants”), on the other hand, by and through their counsel of record in the above-captioned litigation pending in the United States District Court for the Southern District of California (the “Action”). The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims, upon and subject to the terms and conditions hereof and subject to the approval of the Court. Throughout this Stipulation, all capitalized terms used, but not immediately defined, have the meanings given to them in Section IV.1, below.

I.	THE LITIGATION

This case has been hotly contested from its inception, combing its way through the entire litigation process over the course of five years and stopping just short of trial. During that time, the parties filed, opposed, appealed, requested reconsideration on, and/or sought certification under 28 U.S.C. §1292 for countless motions, mediated with multiple mediators (including Judge Brooks), and involved two district court judges. The following highlights the major aspects of this complex litigation.

The case started like all securities cases with an original complaint followed by multiple motions to consolidate, motions for lead plaintiff pursuant to 15 U.S.C. §78u-4(a)(3)(B), and an amended complaint. Lead Plaintiffs filed their motion for lead plaintiff with the Court on November 17, 2008, the Court granted that motion a few weeks later on December 10, 2008, and Lead Plaintiffs filed their amended complaint on January 9, 2009, alleging violations of the federal securities laws, including §§10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

The amended complaint was subject to intense scrutiny. Over the ensuing five months, the Court considered two separate motions to dismiss – one under the standards existing when Lead Plaintiffs filed the amended complaint and the other under the standards handed down by the United States Supreme Court in Ashcroft v. Iqbal, 556 U.S. 662 (2009). Defendants filed their first motion to dismiss on February 9, 2009, Lead Plaintiffs opposed on March 11, 2009, and Defendants replied on March 23, 2009. After the Court denied Defendants’ first motion to dismiss, Defendants moved for reconsideration, which the Court granted over Lead Plaintiffs’ objection. Defendants then renewed their motion to dismiss on June 26, 2009, Lead Plaintiffs opposed on July 10, 2009, and Defendants replied on July 17, 2009. The Court denied Defendants’ renewed motion to dismiss on July 28, 2009.

Discovery started shortly thereafter and continued for 15 months. And like the remainder of the litigation, discovery was hotly contested. The parties filed multiple motions to compel with Judge Brooks and appealed many of his decisions to Judge Huff for review. Those efforts ultimately culminated in Defendants producing (and Lead Plaintiffs reviewing) millions of pages of documents with Lead Plaintiffs using the results of that review to take dozens of depositions throughout the country. At the same time, Defendants conducted discovery in connection with Lead Plaintiffs’ motion for class certification. Lead Plaintiffs filed their motion on January 11, 2010, Defendants opposed on March 15, 2010, and Lead Plaintiffs replied on April 9, 2010. That reply was followed by a sur-reply by Defendants on April 25, 2010, and a response to that sur-reply by Lead Plaintiffs on May 7, 2010. The Court certified the Class on May 12, 2010.

Following expert discovery, on February 14-15, 2011, defendant Leparulo moved for Judgment on the Pleadings with respect to the insider trading claims asserted against him, and all Defendants moved for Summary Judgment on all claims and to exclude three of Lead Plaintiffs’ experts under the standards annunciated in Daubert v. Merrell Dow Pharm., 509 U.S. 579 (1993). Lead Plaintiffs opposed those motions on March 4, 2011 and March 7, 2011, respectively, and Defendants replied on March 14, 2011. Judge Huff then entered an order transferring the case to the calendar of Judge Battaglia on March 15, 2011, before oral argument was heard and a decision was rendered on the outstanding motions. Lead Plaintiffs filed their own motions challenging Defendants’ experts under Daubert a few months later on July 15, 2011. Defendants opposed those motions on August 5, 2011, and Lead Plaintiffs replied on August 19, 2011.

The Court issued its orders on the foregoing substantive motions periodically over the ensuing months. It granted in part the parties’ motions to exclude each other’s accounting experts on November 17, 2011, and it granted Leparulo’s Motion for Judgment on the Pleadings and granted in part Defendants’ Motion for Summary Judgment on November 23, 2011, dismissing Lead Plaintiffs’ channel-stuffing claims. In particular, the Court held that the alleged practice of pulling sales forward, accelerating sales, or incentivizing sales, which Lead Plaintiffs had alleged made NWI’s financial statements misleading, did not state a claim for a securities fraud. The Court also found that Peter V. Leparulo had established that, on the face of the pleadings, no material fact remained to be resolved with respect to the insider trading claims asserted against him. And, throughout 2012 and 2013, it issued orders on the parties’ remaining motions to exclude their respective experts, dealing with multiple motions for reconsideration, renewed motions, and a request for interlocutory appeal under 28 U.S.C. §1292. The end result was that the Court excluded one of Defendants’ experts, and excluded certain parts of the opinions proffered by the parties’ other experts. The Court scheduled trial for January 6, 2014.

While the parties had mediated multiple times with different mediators, the Court’s decisions on the dispositive motions and the risks and uncertainties of proceeding through trial, combined with NWI’s current level of available cash, compelled the parties to negotiate a resolution of the case amongst themselves. The parties executed a Memorandum of Understanding on December 6, 2013, requested that day to have the Court suspend the deadline for the parties to file their motions in limine, and moved to stay the proceedings on December 11, 2013.

II.	CLAIMS OF LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

Lead Plaintiffs and Lead Counsel believe that the claims asserted in the Action have merit. However, Lead Plaintiffs and Lead Counsel recognize and acknowledge the uncertainties presented by continued proceedings through trial and NWI’s current level of available cash. Lead Plaintiffs and Lead Counsel have taken into account the uncertain outcome and the risk of trial, especially in complex actions such as this Action, and the potential harm that a verdict for the Class would cause NWI. Lead Plaintiffs and Lead Counsel also are aware of the defenses to the securities law violations asserted in the Action. Lead Plaintiffs and Lead Counsel believe that the Settlement set forth in this Stipulation confers substantial benefits upon the Class in light of the circumstances present here. Based on their evaluation, Lead Plaintiffs and Lead Counsel have determined that the Settlement set forth in this Stipulation is in the best interests of Lead Plaintiffs and the Class.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants, individually and collectively, have denied and continue to deny that they have violated the federal securities laws or any laws. Defendants, individually and collectively, have denied and continue to deny specifically each and all of the claims and contentions alleged in the Action, along with all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. Defendants also have denied and continue to deny, inter alia, the allegations that any of the Defendants made any material misstatements or omissions; that any of the Defendants sold NWI common stock based on material nonpublic information; that any member of the Class has suffered damages; that the price of NWI common stock was artificially inflated by reason of the alleged misrepresentations, omissions, non-disclosures or otherwise; that Lead Plaintiffs or the members of the Class were harmed by the conduct alleged in the Action; or that any of the Defendants knew or was reckless with respect to the alleged misconduct. In addition, Defendants maintain that they have meritorious defenses to all claims alleged in the Action.

Nonetheless, taking into account the uncertainty, risks, and costs inherent in any litigation, especially in complex cases such as this Action, Defendants have concluded that it is desirable and beneficial that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. As set forth in ¶9.4 below, this Stipulation shall in no event be construed as or deemed to be evidence of an admission or concession by Defendants with respect to any claim of any fault or liability or wrongdoing or damage whatsoever.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiffs (for themselves and the members of the Class), on the one hand, and Defendants, on the other hand, by and through their respective counsel of record, that, subject to the approval of the Court, in consideration of the benefits flowing to the Settling Parties from the Settlement set forth herein, the Action and the Released Claims shall be finally and fully compromised, settled, and released, and the Action shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

1.	Definitions

As used in the Stipulation, the following terms have the meanings specified below:

1.1 “Authorized Claimant” means any member of the Class who submits a timely and valid Proof of Claim and Release form and whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

1.2 “Claims Administrator” means the firm of Gilardi & Co. LLC.

1.3 “Class” means all Persons who purchased NWI common stock between February 27, 2007 and September 15, 2008, inclusive, and were damaged thereby, as ordered by the Court in that Order dated May 12, 2010, and titled, in part, “Order Granting Motion to Certify Class” (Dkt. No. 180). Excluded from the Class are: Defendants, directors, and officers of NWI, and their families and affiliates. Also excluded from the Class are those Class Members who previously excluded themselves pursuant to the Notice of Pendency of Class Action that was provided to the Class pursuant to the Court’s Order dated January 18, 2011 (Dkt. No. 264) and those Class Members who submit valid requests for exclusion pursuant to the Notice of Proposed Settlement of Class Action described in ¶4.1 of this Stipulation.

1.4 “Class Member” means a Person who falls within the definition of the Class as set forth in ¶1.3 of this Stipulation.

1.5 “Class Period” means the period between February 27, 2007 and September 15, 2008, inclusive.

1.6 “Defendants” means NWI, Peter V. Leparulo, George B. Weinert, Robert M. Hadley, Slim S. Souissi, and Catherine F. Ratcliffe.

1.7 “Effective Date” means the first date by which all of the events and conditions specified in ¶8.1 of the Stipulation have been met and have occurred.

1.8 “Escrow Account” means the account controlled by the Escrow Agent into which Defendants shall cause the deposit of the cash component of the Settlement Fund.

1.9 “Escrow Agent” means Robbins Geller Rudman & Dowd LLP or its successor(s).

1.10 “Final” means the time when a Judgment that has not been reversed, vacated, or modified in any way is no longer subject to appellate review, either because of disposition on appeal and conclusion of the appellate process, or because of the passage of time for seeking appellate review. More specifically, it is when the last of the following has occurred with respect to the Judgment: (a) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment and expiration of time to seek any further review or appeal of such dismissal; or (c) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Judgment. For purposes of this definition, an “appeal” shall include any motion to alter, amend, or otherwise review the Judgment, and any petition for any writ, including a writ of certiorari, that may be filed in connection with the approval or disapproval of this Stipulation. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining to any Plan of Distribution and/or application(s) for attorneys’ fees, costs, or expenses or Lead Plaintiffs’ expenses, shall not in any way delay or preclude the Judgment from becoming Final.

1.11 “Individual Defendants” mean Peter V. Leparulo, George B. Weinert, Robert M. Hadley, Slim S. Souissi, and Catherine F. Ratcliffe.

1.12 “Judgment” means the Final Judgment and Order of Dismissal with Prejudice to be rendered by the Court upon approval of the Settlement, in all material respects in the form attached hereto as Exhibit B.

1.13 “Lead Counsel” means Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, California 92101.

1.14 “Lead Plaintiffs” means Plumbers & Pipefitters’ Local #562 Pension Fund and Western Pennsylvania Electrical Employees Pension Fund.

1.15 “Net Settlement Fund” means the portion of the Settlement Fund that shall be distributed to Authorized Claimants as allowed by the Stipulation, the Plan of Distribution, or the Court, after provision for the other amounts set forth in ¶6.3(a)-(c) of this Stipulation.

1.16 “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and his, her or its spouses, heirs, predecessors, successors, representatives, or assignees.

1.17 “Plaintiffs’ Counsel” means any counsel who filed a complaint in the Action or any action that has been consolidated with the Action.

1.18 “Plan of Distribution” means a plan or formula of allocation of the Net Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, Taxes and Tax Expenses, and such attorneys’ fees, costs, expenses and interest, and other expenses as may be awarded by the Court. Any Plan of Distribution is not part of the Stipulation and the Released Persons shall have no responsibility or liability with respect thereto.

1.19 “Related Persons” means, with respect to the Defendants, each and all of their respective past or present parents, affiliates, associates, executors, personal representatives, subsidiaries, officers, directors, employees, principals, agents, controlling persons, general or limited partners or partnerships, attorneys, legal counsel, accountants, consultants, financial advisors, investment advisors, commercial bank lenders, investment bankers, partners, limited liability companies, shareholders, immediate family members, heirs, estates, administrators, predecessors, successors, indemnitors, indemnitees, insurers (including but not limited to the Defendants’ Directors and Officers insurance carriers), reinsurers, any entity in which any Defendant has a controlling interest, assigns, any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or members of any Defendant’s family; and, as to each of the foregoing, all of their past, present, or future directors, officers, agents, partners, members, managers, employees, heirs, subsidiaries, predecessors, and successors, and any Person acting on their behalf.

1.20 “Released Claims” means any and all claims, whether known or unknown, arising from the purchase of NWI common stock during the Class Period and the acts, facts, statements or omissions that were or could have been alleged by Lead Plaintiffs or members of the Class in the Action. “Released Claims” includes “Unknown Claims” as defined herein. The inclusion of Unknown Claims in the definition of Released Claims was separately bargained for and was a key element of the Settlement. Released Claims do not include any claim arising from the performance or non-performance of the Settlement.

1.21 “Released Persons” means each and all of Defendants in their individual and corporate capacities and each and all of their Related Persons.

1.22 “Security Agreement” means that agreement accompanying the Settlement Note that provides the Class a security interest for the Settlement Note in all rights, title and interests of NWI in and to the property described as NWI’s accounts receivable, which shall be the Collateral for the Settlement Note.

1.23 “Settlement Amount” means Sixteen Million Dollars ($16,000,000.00) to be paid, or caused to be paid, by NWI pursuant to ¶3.1 of this Stipulation.

1.24 “Settlement Fund” means the Settlement Amount, together with all interest and income earned thereon.

1.25 “Settlement Note” means that component of the Settlement Fund represented by a $5 million Promissory Note with a 5% interest rate and a 30-month maturity and secured by the collateral outlined in the Security Agreement.

1.26 “Settling Parties” means, collectively, Defendants and Lead Plaintiffs on behalf of themselves and the Class Members.

1.27 “Unknown Claims” means any Released Claims which Lead Plaintiffs or any Class Members do not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this Settlement.

2.	CAFA Notice

2.1 Pursuant to the Class Action Fairness Act (“CAFA”), no later than ten (10) days after the Stipulation is filed with the Court, the Claims Administrator shall, at NWI’s expense and supervision, serve proper notice of the proposed Settlement upon the United States Attorney General and each State Attorney General. Simultaneously, the Claims Administrator shall provide a copy of such notice as well as proof of service of such notice to counsel for Lead Plaintiffs and Defendants.

3.	The Settlement

a.	The Settlement Fund

3.1(a) The Settlement Fund consists of Sixteen Million Dollars ($16,000,000.00), broken down as follows: $6 million in cash, 2,407,318 shares of NWI common stock (the “Settlement Stock”), and the Settlement Note. Defendants shall have the right, at any point, prior to the entry of the Judgment, to substitute cash as a full replacement for the Settlement Note. These funds, together with any interest and income earned thereon, shall constitute the Settlement Fund. Except for NWI’s obligations under ¶¶2.1, 3.1(b)(5) and 3.1(b)(6) herein, Defendants shall not be required to pay more than the Settlement Amount pursuant to this Stipulation and the Settlement.

b.	Deposit of Settlement Fund

3.1(b) Defendants shall pay or cause to be paid to the Class, in settlement of the claims against them, the principal amount of the Settlement Fund, as follows:

1. Defendants have already caused the portion of the cash component of the Settlement Fund represented by the remaining proceeds from the applicable insurance policies related to this Action to be deposited into an Escrow Account controlled by the Escrow Agent. That amount totaled $1,674,134.69.

2. NWI shall fund the remaining amount of the cash component on a schedule not to exceed $250,000 per month prior to the entry of the Judgment should such amounts be required to fund Class Notice and Administration Costs, with all remaining amounts of the cash portion of the Settlement Fund due within ten (10) business days of the entry of the Judgment approving this Settlement. Subject to the provisions of this Stipulation, in the event that any such portion of the remaining unpaid amount of the cash component is required to fund Class Notice and Administration Costs prior to the entry of the Judgment, NWI shall have ten (10) business days from the date that Lead Counsel provides written notice of such required funds to deposit or cause to be deposited the required payment (not to exceed $250,000 per month) into the Escrow Account.

3. The Settlement Stock shall consist of 2,407,318 shares of NWI common stock. The Settlement Stock shall be unrestricted, freely tradable, and either registered or exempt from registration under the Securities Act of 1933 (the “Securities Act”), pursuant to §3(a)(10) of the Securities Act, 15 U.S.C. §77c(a)(10), in that the Settlement Stock will be issued to or for the benefit of Class Members in exchange for their release of claims against the Defendants under the terms of the Stipulation. Pursuant to §3(a)(10), the Court’s judgment of the fairness of the Settlement shall serve as a substitute for the registration requirements of the Securities Act with regard to any Settlement Stock. At the Settlement Hearing, the Court will be asked to find with regard to the Settlement Stock being issued as part of the Settlement Fund that: (i) the terms and conditions of the proposed issuance are fair to all those who will receive securities in the proposed exchange; and (ii) the terms and conditions of, and the procedures for, the proposed issuance are fair. In the alternative, NWI, in its sole discretion, shall have the right to file a registration statement with the Securities and Exchange Commission covering the issuance of the Settlement Stock.

4. The Settlement Stock may be sold or transferred by recipients thereof who are not affiliates of NWI (as that term is defined in Rule 144 of the Securities Act) or recipients deemed to be underwriters under the Securities Act without registration under §5 of the Securities Act or compliance with Rule 144. The number of shares constituting the Settlement Stock will be adjusted to account for stock splits, reverse stock splits, and other similar actions taken by NWI. If NWI is sold, acquired or merges prior to distribution of the Settlement Stock to the Class, the shares will be treated for purposes of any corporate transaction as if they had been issued, distributed and outstanding, and will receive the same proportionate treatment as other shares of NWI. In addition, the stock price protections set forth below shall be adjusted in a manner consistent with such treatment.

5. NWI agrees that, with respect to the Settlement Stock, if the price of the common stock of NWI is trading below $2.077 per share on the date the Court enters the Judgment, NWI shall, within thirty (30) days thereof, contribute to the Settlement Fund the cash amount representing the difference between $2.077 per share and the average closing price of NWI stock for the 15 trading days prior to the date the Court enters the Judgment multiplied by 2,407,318.

6. NWI will transfer the Settlement Stock to the Escrow Agent pursuant to instructions provided by Lead Counsel within ten (10) business days after the Court enters the Judgment. All costs associated with the transfer of the NWI Settlement Stock to the Escrow Agent shall be borne by NWI.

7. There will be two distribution dates by the Escrow Agent and/or the Claims Administrator: (1) the date of the distribution of attorneys’ fees awarded to Lead Counsel by the Court; and (2) the date of distribution to Authorized Claimants following claims administration. No fractional shares of NWI Settlement Stock will be issued. The calculation of the number of shares to be distributed will be rounded up or down to the nearest whole share. Upon receipt of the NWI Settlement Stock, the Escrow Agent will have the right to take any measures they deem appropriate to protect the overall value of the NWI Settlement Stock prior to distribution to Authorized Claimants. The Escrow Agent or Lead Counsel shall have no liability for any sale, liquidation, transfer or other disposition of the NWI Settlement Stock absent gross negligence or willful misconduct, but shall not sell the Settlement Stock to Lead Counsel. The Escrow Agent shall also have the right to use the cash component of the Settlement Fund to protect the overall value of the Settlement Fund.

8. The Settlement Note shall be a $5 million note, with a 5% interest rate (compounded monthly), and will be secured by NWI’s accounts receivables (the “Collateral”), maintained in a ratio of at least five (5) times the outstanding amount of the Note (including all outstanding principal and accrued interest) (the “Required Ratio”). The interest earned on the Note shall be payable to the Escrow Agent in cash quarterly. The outstanding principal will be due and payable in cash on the Maturity Date, which will be defined as the earlier of (i) the expiration of 30 months from the entry of the Judgment, when all amounts under the terms of the Settlement Note and Security Agreement become automatically due and payable; or (ii) the occurrence of an event of default (as defined generally below and more specifically in the Settlement Note).

9. As of the date of the Settlement Note and Security Agreement, the Company will pledge to and grant to the Class a security interest in all rights, title and interests of NWI in and to the property described as its accounts receivable, which shall be set forth and defined in the Security Agreement as the “Collateral” for the Settlement Note and as consistent with the Required Ratio. The Settlement Note may be prepaid without penalty at any time at the option of NWI.

10. The Settlement Note’s “owner” will be the Escrow Agent, with the Class identified as the beneficiary. The Settlement Note will be fully transferable and will accelerate in the event that NWI is acquired or defaults on the Note. An “Event of Default” will be defined in the Settlement Note. In the event of NWI’s default, interest on the Settlement Note will increase to 10% (the “default rate”) until such time as the Escrow Agent takes possession of and liquidates the Collateral in an amount that satisfies the entire obligation, including principal, accrued interest, and any expenses to enforce the terms of the Settlement Note.

11. NWI will deliver the Settlement Note to the Escrow Agent pursuant to instructions provided by Lead Plaintiffs within ten (10) business days after the Court enters the Judgment. The Settlement Note may be sold by the Escrow Agent, but notice of any such sale shall be provided to NWI within five (5) business days. The Escrow Agent shall not sell the Settlement Note to Lead Counsel.

c.	The Escrow Agent

3.2 The Escrow Agent shall invest the cash component of the Settlement Fund deposited pursuant to ¶3.1 hereof in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. All risks related to the investment of the Settlement Fund in accordance with the guidelines set forth in this paragraph shall be borne by the Settlement Fund, and the Released Persons shall have no responsibility or liability related to such investments.

3.3 The Escrow Agent shall not disburse the Settlement Fund except (a) as provided in the Stipulation, or (b) by an order of the Court.

3.4 Subject to further order(s) and/or directions as may be made by the Court, or as provided in the Stipulation, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of the Stipulation. The Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to the actions of the Escrow Agent, or any transaction executed by the Escrow Agent.

3.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

3.6 (a) Prior to the Effective Date, the Escrow Agent, without further approval of Defendants or the Court, may pay from the Settlement Fund up to $200,000.00 in notice and administration costs (“Class Notice and Administration Costs”) associated with the administration of the Settlement, including, without limitation: the cost of identifying and locating members of the Class, mailing the Notice and Proof of Claim and Release form and publishing notice (such amount shall include, without limitation, the actual costs of publication, printing and mailing the Notice, and reimbursement to nominee owners for forwarding notice to their beneficial owners), soliciting Class claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying escrow fees and costs, if any, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims. Prior to the Effective Date, payment of any Class Notice and Administration Costs exceeding $200,000.00 shall require notice to and agreement from Defendants, through Defendants’ counsel, which agreement shall not be unreasonably refused. Subsequent to the Effective Date, without further approval by Defendants or the Court, the Settlement Fund may be used by the Escrow Agent to pay reasonable and necessary Class Notice and Administration Costs in excess of $200,000.00.

(b) In the event that the Settlement is not consummated, money actually paid or sums incurred for this purpose shall not be returned or repaid to Defendants or their insurance carriers, but any remainder in the Settlement Fund shall be so returned. All costs and fees, including expenses of notice, escrow fees, and other settlement administration expenses, shall be paid solely out of the Settlement Fund, and none of the Released Persons, individually or collectively, shall have any liability therefor.

d.	Taxes

3.7(a) The Settling Parties agree to treat the Settlement Fund as being at all times a “Qualified Settlement Fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶3.7, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

(b) For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. §1.468B-2(k)). Such returns (as well as the election described in ¶3.7(a) hereof) shall be consistent with this ¶3.7 and in all events shall reflect that all Taxes (including any estimated Taxes, interest, or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶3.7(c) hereof.

(c) The Escrow Agent shall be authorized and directed to timely and properly pay from the Settlement Fund all (a) Taxes (including any estimated Taxes, interest, or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Released Persons with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “Qualified Settlement Fund” for federal or state income tax purposes (“Taxes”), and (b) expenses and costs incurred in connection with the taxation of the Settlement Fund and the operation and implementation of this ¶3.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶3.7) (“Tax Expenses”); in all events the Released Persons shall have no liability or responsibility for the Taxes or the Tax Expenses or the payment or non-payment thereof. The Settlement Fund shall indemnify and hold each of the Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(l)(2)); the Released Persons shall have no liability or responsibility therefor. The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶3.7. The Released Persons shall not have any responsibility for, or liability whatsoever with respect to, the acts or omissions of Lead Counsel, the Escrow Agent, or the Claims Administrator, as described herein.

e.	Termination of Settlement

3.8 In the event that the Stipulation: (i) is not approved; (ii) is terminated, canceled, or fails to become effective for any reason, including, without limitation, in the event the Judgment is reversed or vacated following any appeal taken therefrom; or (iii) is successfully collaterally attacked, the Settlement Fund (including accrued interest) less expenses actually incurred or due and owing for Class Notice and Administration Costs, Taxes or Tax Expenses pursuant to ¶¶3.6 or 3.7, shall be returned pursuant to written instructions from NWI’s counsel.

4.	Notice Order and Settlement Hearing

4.1 Promptly after execution of the Stipulation, and in no event later than January 31, 2014, Lead Counsel shall submit the Stipulation together with its exhibits (the “Exhibits”) to the Court and shall apply for entry of an order (the “Notice Order”), in all material respects in the form of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation, and approval for the mailing of a Notice of Proposed Settlement of Class Action (the “Notice”) and publication of a summary notice, in all material respects in the forms of Exhibits A-1 and A-3 attached hereto. The Notice shall include the general terms of the Settlement set forth in the Stipulation, the proposed Plan of Distribution, the general terms of the Fee and Expense Application, and the date of the Settlement Hearing.

4.2 Lead Counsel shall request that after notice is given to the Class, the Court hold a hearing (the “Settlement Hearing”) and approve the Settlement of the Action as set forth herein. At or after the Settlement Hearing, Lead Counsel shall also request that the Court approve the proposed Plan of Distribution and the Fee and Expense Application.

5.	Releases

5.1 Upon the Effective Date, Lead Plaintiffs and each of the Class Members who have not validly opted out of the Class on behalf of themselves, their predecessors, successors, agents, representatives, attorneys and affiliates, and the heirs, executors, administrators, successors, and assigns of each of them shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged against the Released Persons (whether or not such Class Members execute and deliver the Proof of Claim and Release forms) any and all Released Claims (including, without limitation, Unknown Claims), as well as any claims arising out of, relating to, or in connection with, the defense, settlement, or resolution of the Action or the Released Claims; provided, however, that Lead Plaintiffs shall retain the right to enforce the terms of the Stipulation and Settlement.

5.2 Upon the Effective Date, Lead Plaintiffs and each of the Class Members who have not validly opted out of the Class shall be permanently barred and enjoined from the assertion, institution, maintenance, prosecution, or enforcement against Defendants, or any Released Persons, in any state or federal court or arbitral forum, or in the court of any foreign jurisdiction, of any and all Released Claims (including, without limitation, Unknown Claims), as well as any claims arising out of, relating to, or in connection with, the defense, settlement, or resolution of the Action or the Released Claims; provided, however, that Lead Plaintiffs shall retain the right to enforce the terms of the Stipulation and Settlement.

5.3 Upon the Effective Date, Lead Plaintiffs and the Class Members on behalf of themselves, their current and former heirs, executors, administrators, successors, attorneys, legal representatives, and assigns, shall be deemed to have, and by operation of the Judgment shall have, expressly waived the benefits of (i) the provisions of §1542 of the California Civil Code, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,

and (ii) any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, foreign jurisdiction, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Lead Plaintiffs and Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Lead Plaintiffs shall expressly, and Lead Plaintiffs and each Class Member on behalf of themselves, their current and former heirs, executors, administrators, successors, attorneys, legal representatives and assigns, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, matured or unmatured, foreseen or unforeseen, whether class or individual in nature, whether concealed or hidden, which now exist, or heretofore have existed, arising under United States federal, state, local, statutory, or common law, or any other law, rule or regulation whether foreign or domestic, or upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts. Lead Plaintiffs acknowledge, and the Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.

5.4 The Proof of Claim and Release form shall be in all material respects in the form contained in Exhibit A-2 attached hereto.

5.5 Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged Lead Plaintiffs, each and all of the Class Members, and Plaintiffs’ Counsel from all claims (including, without limitation, Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement, or resolution of the Action or the Released Claims; provided, however, that Defendants shall retain the right to enforce the terms of the Stipulation and Settlement.

6.	Administration and Calculation of Claims, Final Awards, and Supervision and Distribution of the Settlement Fund

6.1 The Claims Administrator, subject to such supervision and direction of the Court as may be necessary or as circumstances may require, shall provide notice of the Settlement to the Class, shall administer and calculate the claims submitted by Class Members, and shall oversee distribution of the Net Settlement Fund to Authorized Claimants.

6.2 In accordance with the schedule set forth in the Notice Order, Lead Counsel will cause to be mailed to all Class Members who can be identified with reasonable efforts, including those who were previously identified for purposes of providing the January 18, 2011 Notice of Pendency of Class Action, the Notice, in all material respects in the form of Exhibit A-1 attached hereto, and a Proof of Claim and Release form, in all material respects in the form of Exhibit A-2 attached hereto. The Notice shall set forth the terms of the Stipulation, including the proposed Plan of Distribution and Lead Counsel’s request for attorneys’ fees and expenses and Lead Plaintiffs’ expenses; the date and time of the Settlement Hearing; the right to object to the Settlement, proposed Plan of Distribution, or request for fees and expenses; the right to appear at the Settlement Hearing; and the right to request exclusion from the Class. The Notice and Proof of Claim and Release form shall also be posted on the Claims Administrator’s website. In accordance with the schedule set forth in the Notice Order, a summary notice, in all material respects in the form of Exhibit A-3 attached hereto, will also be published once in the national edition of Investor’s Business Daily and once over the Business Wire. The cost of providing such notice shall be paid out of the Settlement Fund.

6.3 The Settlement Fund shall be applied as follows:

(a) to pay Plaintiffs’ Counsel’s attorneys’ fees and expenses (the “Fee and Expense Award”) and Lead Plaintiffs’ expenses, if and to the extent allowed by the Court;

(b) to pay all the Class Notice and Administration Costs and expenses reasonably and actually incurred;

(c) to pay the Taxes and Tax Expenses described in ¶3.7 hereof; and

(d) to distribute the Net Settlement Fund to Authorized Claimants as allowed by the Stipulation, the Plan of Distribution, or the Court.

6.4 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Distribution, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

(a) Each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release form, in all material respects in the form of Exhibit A-2 attached hereto, postmarked by no later than ninety (90) calendar days after the Notice Date (as defined in Exhibit A attached hereto), or such other time as may be set by the Court (the “Bar Date”), signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release form and as are reasonably available to such Person.

(b) Except as otherwise ordered by the Court, all Class Members who fail to submit a Proof of Claim and Release form by the Bar Date, or such other period as may be ordered by the Court, or who file a Proof of Claim and Release form that is rejected, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment. Notwithstanding the foregoing, Lead Counsel may, in their discretion, accept for processing late submitted claims so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed.

(c) The Claims Administrator shall calculate the claims of Authorized Claimants in accordance with the Plan of Distribution. Following the Effective Date, the Claims Administrator shall send to each Authorized Claimant his, her, or its pro rata share of the Net Settlement Fund.

(d) Defendants shall not have a reversionary interest in the Net Settlement Fund. If there is any balance remaining in the Net Settlement Fund after the initial distribution of the Net Settlement Fund, Lead Counsel shall, if feasible, distribute such balance among Authorized Claimants who negotiated the checks sent to them in the initial distribution in an equitable and economical fashion. These redistributions shall be repeated until the balance remaining in the Net Settlement Fund is de minimis and such remaining balance shall, upon approval by the Court, be donated to an appropriate non-profit organization designated by Lead Counsel.

6.5 The Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to the investment, administration, or distribution of the Settlement Fund, the Plan of Distribution, the determination, administration, calculation or processing of claims, the Net Settlement Fund or any funds held by the Escrow Agent, the payment or withholding of Taxes, or any losses incurred in connection therewith.

6.6 Defendants shall take no position with respect to the Plan of Distribution or any other such plan as may be approved by the Court.

6.7 It is understood and agreed by the Settling Parties that any proposed Plan of Distribution of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Distribution shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the Settlement set forth therein, or any other orders entered pursuant to the Stipulation. Class Members and Defendants shall be bound by the terms of this Stipulation, irrespective of whether the Court disapproves or modifies the Plan of Distribution.

6.8 No Person shall have any claim against Lead Plaintiffs, Plaintiffs’ Counsel, Released Persons, Defendants’ counsel, or the Claims Administrator based on distributions made substantially in accordance with the Settlement, the Stipulation, and the Plan of Distribution, or otherwise as further ordered by the Court.

7.	Lead Counsel’s Attorneys’ Fees and Expenses

7.1 Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions from the Settlement Fund for (a) an award of attorneys’ fees to be paid out of the Settlement Fund, plus (b) expenses incurred in connection with prosecuting the Action, plus interest on both amounts. Neither Lead Counsel nor any Class Member shall be entitled to terminate the Stipulation if the Court disapproves of or modifies the terms of this Stipulation with respect to attorneys’ fees or expenses or Lead Plaintiffs’ expenses or the distribution of the Net Settlement Fund.

7.2 The attorneys’ fees and expenses and/or Lead Plaintiffs’ expenses, as awarded by the Court, shall be paid by the Escrow Agent to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court enters Judgment and executes an order awarding such fees and expenses. This provision shall apply notwithstanding timely objections to, potential for appeal from, or collateral attack on the Settlement. Lead Counsel shall thereafter allocate the attorneys’ fees amongst other Plaintiffs’ Counsel in a manner that Lead Counsel in good faith believes reflects the contributions of such counsel to the prosecution and settlement of the Action. Any such awards of attorneys’ fees and expenses or Lead Plaintiffs’ expenses shall be paid solely by the Settlement Fund. In the event that the Judgment or the order awarding such fees and expenses paid to Lead Counsel or Lead Plaintiffs pursuant to ¶7.1 is reversed, modified, or successfully attacked collaterally, or if the Settlement is cancelled or terminated for any reason, then Lead Counsel (and any successor firm) and/or Lead Plaintiffs, as appropriate, shall, in an amount consistent with such reversal, modification, collateral attack, cancellation, or termination, refund such fees or expenses to the Settlement Fund, plus interest thereon at the same rate as earned on the Settlement Fund, within twenty (20) business days from receiving notice from NWI’s counsel or from a court of competent jurisdiction. Any refunds required pursuant to this paragraph shall be the obligation of each Plaintiffs’ Counsel (and their successor firms) to make appropriate refunds or repayments to the Settlement Fund. Lead Counsel and other Plaintiffs’ Counsel, as a condition of receiving such attorneys’ fees and expenses, on behalf of themselves and each partner and/or shareholder of them, agree that the law firms and their partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

7.3 The procedure for and the allowance or disallowance by the Court of the Fee and Expense Application and any Lead Plaintiffs’ expenses, to be paid out of the Settlement Fund, are not part of the Settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement, and any order or proceeding relating to the Fee and Expense Application or Lead Plaintiffs’ expenses, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Action.

7.4 Released Persons shall have no responsibility or liability for any payment of attorneys’ fees and expenses to Lead Counsel or any Plaintiffs’ Counsel or any Lead Plaintiffs’ expenses over and above payment of the Settlement Fund pursuant to ¶3.1.

7.5 Released Persons shall have no responsibility or liability for the allocation among Plaintiffs’ Counsel and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Action.

8.	Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination

8.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

(a) execution of the Stipulation and such other documents as may be required to obtain final Court approval of the Stipulation in a form satisfactory to the Settling Parties;

(b) the Court has entered the Notice Order, as required by ¶4.1 hereof;

(c) payment of the Settlement Amount of $16,000,000 in accordance with ¶3.1(b) of this Stipulation;

(d) Defendants have not exercised their option to terminate the Stipulation pursuant to ¶8.3 hereof;

(e) the Court has entered the Judgment in all material respects in the form of Exhibit B attached hereto that, inter alia, dismisses with prejudice the Action as set forth above; and

(f) the Judgment has become Final, as defined in ¶1.10 hereof.

8.2 Upon the occurrence of all of the events referenced in ¶8.1 hereof, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished other than claims to enforce the terms of this Stipulation or orders or judgments issued by the Court in connection with the Settlement. If all of the conditions specified in ¶8.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶8.4 hereof unless Lead Counsel and counsel for Defendants mutually agree in writing to proceed with the Settlement.

8.3 If Persons who otherwise would be members of the Class have timely requested exclusion from the Class in accordance with the provisions of the Notice Order and the notice given pursuant thereto, and such Persons in the aggregate purchased a number of shares of NWI common stock during the Class Period in an amount greater than the sum specified in a separate “Supplemental Agreement” executed between Lead Plaintiffs and Defendants, Defendants shall have, in their sole and absolute discretion, the option to terminate this Stipulation and Settlement in accordance with the procedures set forth in the Supplemental Agreement.

8.4 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Lead Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), less expenses which have either been incurred or disbursed pursuant to ¶¶3.6 or 3.7 hereof, shall be refunded pursuant to written instructions from NWI’s counsel. At the request of counsel for Defendants, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and pay the proceeds, after deduction of any expenses incurred in connection with such application(s) for refund, at the written direction of NWI’s counsel.

8.5 In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is canceled, terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Action as of December 6, 2013. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶1.1-1.27, 3.6-3.8, 7.2, 8.4-8.5 and 9.4 hereof, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Action or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc, and the Settling Parties shall be deemed to return to their status as of December 6, 2013, and shall be required to present an amended schedule to the Court. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Distribution, the amount of any attorneys’ fees, expenses, and interest awarded by the Court to Lead Counsel, or the amount of any expenses awarded by the Court to Lead Plaintiffs shall constitute grounds for cancellation or termination of the Stipulation.

8.6 Lead Counsel shall have the right, but not the obligation, to terminate the Settlement fifteen (15) calendar days after Defendants’ failure to timely pay the cash component of the Settlement Amount into the Escrow Account or timely deliver to the Escrow Agent the Settlement Stock and Settlement Note.

9.	Miscellaneous Provisions

9.1 The Settling Parties (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation expeditiously.

9.2 Each Defendant warrants and represents as to himself, herself or itself only, that he, she or it is not “insolvent” within the meaning of 11 U.S.C. §101(32) as of the time the Stipulation is executed and as of the time the payments are actually transferred or made as reflected in the Stipulation.

9.3 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Action. The Settlement shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Settling Parties and their counsel agree that they shall not assert or allege in any action, proceeding, or claim that any party hereto violated Rule 11 of the Federal Rules of Civil Procedure, and the Judgment shall contain a finding that all Settling Parties and their counsel complied with the requirements of Rule 11 with respect to the institution, prosecution, defense, and resolution of the Action. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the Settlement were negotiated in good faith by the Settling Parties and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum regarding the Action, including that the Action was brought or defended in bad faith or without a reasonable basis.

9.4 Neither the Stipulation nor the Settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons; or (c) is or may be deemed to be or may be used as an admission or evidence that any claims asserted by Lead Plaintiffs were not valid or that the amount recoverable was not greater than the Settlement Amount, in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. The Defendants continue to deny liability and the Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. If any Released Claims (including, without limitation, Unknown Claims) are asserted against any Released Persons in any court prior to final Court approval of the Settlement, the Settling Parties shall cooperate in obtaining the withdrawal or dismissal of such related litigation, including, where appropriate, joining in any motion to dismiss such litigation.

9.5 All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

9.6 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

9.7 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

9.8 The Stipulation and the Exhibits attached hereto (together with the Supplemental Agreement referred to in ¶8.3) constitute the entire agreement among the Settling Parties and no representations, warranties, or inducements have been made to any Settling Party concerning the Stipulation or its Exhibits other than the representations, warranties, and covenants contained and memorialized in such documents. Except as otherwise provided herein (or, as between Defendants, in any separate agreements between them), each Settling Party shall bear its own costs.

9.9 Neither the Class Members nor Defendants shall be bound by the Stipulation if the Court modifies material terms thereof, provided, however, that it shall not be a basis for Class Members to terminate the Settlement if the Court modifies any proposed Plan of Distribution or criteria for allocation of the Net Settlement Fund amongst Class Members, or the Plan of Distribution is modified on appeal. Nor shall it be a basis to terminate the Stipulation if the Court disapproves of or modifies the terms of this Stipulation with respect to attorneys’ fees or expenses, Lead Plaintiffs’ expenses or the distribution of the Net Settlement Fund. Notwithstanding any such modification of the terms of the Plan of Distribution or the Stipulation with respect to attorneys’ fees or expenses or Lead Plaintiffs’ expenses, Defendants shall be entitled to all benefits of the Settlement and shall not, under any circumstances, be called upon to contribute additional funds to the Settlement Fund.

9.10 Lead Counsel, on behalf of the Class, is expressly authorized by Lead Plaintiffs to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also is expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which it deems appropriate.

9.11 Lead Plaintiffs and Lead Counsel represent and warrant that none of the Lead Plaintiffs’ claims or causes of action referred to in this Action or this Stipulation has been assigned, encumbered, or in any manner transferred in whole or in part.

9.12 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any Settling Party hereby warrants that such Person has the full authority to do so.

9.13 The Stipulation may be executed in one or more counterparts, including by e-mail in PDF format or by telecopier. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of executed counterparts shall be filed with the Court.

9.14 The Stipulation shall be binding upon, and inure to the benefit of, the heirs, successors, and assigns of the Settling Parties hereto.

9.15 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.

9.16 Pending approval of the Court of the Stipulation and its Exhibits, all proceedings in this Action shall be stayed and Lead Plaintiffs and all members of the Class shall be barred and enjoined from prosecuting any of the Released Claims (including, without limitation, Unknown Claims) against any of the Released Persons.

9.17 This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed, and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State’s choice-of-law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated January 31, 2014.

ROBBINS GELLER RUDMAN & DOWD LLP JEFFREY D. LIGHT DOUGLAS R. BRITTON ROBERT R. HENSSLER JR. LUCAS F. OLTS ERIC I. NIEHAUS

/s/ Douglas R. Britton

DOUGLAS R. BRITTON

655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)

Lead Counsel for Plaintiffs

DYER & BERENS LLP ROBERT J. DYER III JEFFREY A. BERENS 303 East 17th Avenue, Suite 810 Denver, CO 80203 Telephone: 303/861-1764 303/395-0393 (fax)

HOLZER HOLZER & FISTEL, LLC COREY D. HOLZER MICHAEL I. FISTEL, JR. MARSHALL P. DEES 200 Ashford Center North, Suite 300 Atlanta, GA 30338 Telephone: 770/392-0090 770/392-0029 (fax)

Additional Counsel for Plaintiff

JONES DAY THOMAS R. JACKSON

/s/ Thomas R. Jackson THOMAS R. JACKSON

2727 North Harwood Street Dallas, TX 75201-1515 Telephone: 214/220-3939 214/969-5100 (fax)

Attorneys for Novatel Wireless, Inc. and the Individual Defendants